UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2009/ May 5, 2009

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) On May 5, 2009, Domtar Corporation (the “Corporation”) and Steven A. Barker, the Corporation’s Senior Vice-President, Marketing, entered into a letter agreement setting forth the terms of Mr. Barker’s retirement from the Corporation on July 1, 2009. Under that agreement, Mr. Barker will be entitled to a severance allowance and other benefits in accordance with the terms of the Corporation’s Severance Program for Management Committee Members, his retirement will be treated as a retirement for purposes of the Corporation’s 2007 Omnibus Incentive Plan and Executive Stock Option and Share Purchase Plan and his benefits under the Corporation’s pension and retirement plans will be determined by the terms of those plans.

(e) On May 5, 2009, the Human Resources Committee of the Corporation approved cash payments to the Corporation’s senior management team to reward their outstanding achievement of synergy-related goals in connection with the combination of Domtar Inc. and the fine paper business of Weyerhaeuser Corporation that exceeded the maximum target levels for the Synergy-based performance conditioned restricted stock units. The payments approved for the Corporation’s named executive officers were: Raymond Royer, CDN $906,468; Marvin D. Cooper, US $569,240; Daniel Buron, CDN $329,625; Steven A. Barker, US $300,030; and Roger H. Brear, US $309,240.

On May 6, 2009, the Corporation and Marvin D. Cooper, the Corporation’s Executive Vice-President and Chief Operating Officer, entered into a consulting agreement, effective June 1, 2009. Under the consulting agreement, Mr. Cooper agreed to provide consulting services to the Corporation following his retirement as Executive Vice-President and Chief Operating Officer on the date of the Corporation’s annual stockholders meeting. Mr. Cooper agreed to provide consulting services for a maximum of 100 days during the one year period following his retirement (but not be required to work more than 30 hours per month), at a rate of $3,000 per 8-hour day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/s/ Razvan L. Theodoru
Name: Title:	Razvan L. Theodoru Vice-President and Secretary

Date: May 11, 2009

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